United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 10, 2012

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MDU COMMUNICATIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

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Delaware	0-26053	84-1342898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way

Totowa, New Jersey 07512

(Address of principal executive offices including zip code)

(973) 237-9499

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 10, 2012, MDU Communications (USA) Inc. (“MDU Sub”), the wholly owned subsidiary of MDU Communications International, Inc. (“MDU Parent”), executed an asset purchase agreement with Access Media 3, Inc. for the sale of up to 8,034 subscribers for a total purchase price initially calculated to be $5,021,450 ($625 per video subscriber and $625 per broadband subscriber). The final number of subscribers sold will be dependent on certain conditions. The transaction will be comprised of three closings with the first taking place simultaneously with execution for 3,143 subscribers and payment of $1,964,375, less a 10% hold back for a ninety day adjustment period. The first closing represents 61% private cable bulk, 18% digital bulk, 14% digital choice, 3% private cable choice and 3% broadband subscribers. The second closing is expected to take place on or before October 26, 2012 and a third and final closing is expected to take place on or before December 6, 2012. Additional purchase price of $15 to $30 per subscriber will be paid to MDU Sub for up to 4,891 subscribers included in the second and third closings, upon the satisfaction of certain renewal conditions set forth in the asset purchase agreement.

As previously announced, on July 9, 2012, MDU Parent entered into a definitive merger agreement with Multiband Corporation. Pursuant to paragraph 2.6.9 of the merger agreement, a portion of the proceeds from the sale of these assets will qualify as contingent merger consideration for MDU Parent stockholders of record upon determination and notification of such record date. The amount of contingent consideration will be reasonably estimated and disclosed in prospectus documents filed and distributed prior to submission of the merger for stockholder approval. This asset sale, and the upcoming second and third closings, represents all rights that MDU Parent is entitled, for the sale of assets pursuant to the terms of the merger agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Sheldon Nelson
Sheldon Nelson
Chief Executive Officer

Dated: September 12, 2012